CRYO-CELL INTERNATIONAL, INC.

EMPLOYMENT AGREEMENT

FOR

DAVID PORTNOY

This Employment Agreement (the "Agreement") is made as of December 1, 2011 by and between Cryo-Cell International, Inc. (the "Company") and David Portnoy ("Executive").

WHEREAS, Executive is currently employed as the Co-Chief Executive Officer of the Company; and

WHEREAS, the Company desires to assure the continued services of Executive pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Company and Executive hereby agree as follows:

  POSITION AND RESPONSIBILITIES

  During the period of his employment hereunder, Executive agrees to serve as Co-Chief Executive Officer of the Company. During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Company. Failure to re-appoint or re-elect Executive as a senior executive officer of the Company without the consent of Executive during the term of this Agreement shall constitute a breach of this Agreement.

  TERMS AND DUTIES

    The Company herby employs the Executive for a period of twenty-four months, commencing on December 1, 2011 and expiring on November 30, 2013 (the "Initial Term"). The Initial Term shall be automatically extended for successive additional one-year periods ("Additional Employment Terms") unless, at least sixty (60) days prior to the end of the Initial Term or an Additional Employment Term, the Company or the Executive has notified the other in writing that the Agreement shall terminate at the end of the then-current term.

    During the period of his employment hereunder, except for periods of absence occasioned by illness or reasonable vacation periods, Executive shall faithfully perform his duties hereunder including activities and services related to the organization, operation and management of the Company. Executive shall devote substantially all of his business time to the Company.

  COMPENSATION AND REIMBURSEMENT

    Base Salary. The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). In consideration of the services to be rendered by Executive hereunder, the Company shall pay Executive as compensation a salary of not less than Two Hundred Twenty-Five Thousand Dollars ($225,000) per year ("Base Salary"). Such Base Salary shall be payable bi-weekly, or in accordance with the Company's normal payroll practices. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the "Committee"). The first such review will be made no later than December 1 of each year during the term of this Agreement and shall be effective from the first day of December each calendar year. The Committee may increase, but not decrease, Executive's Base Salary (any increase in Base Salary shall become the "Base Salary" for purposes of this Agreement). In addition to the Base Salary provided in this Section 3(a), the Company shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Company.

    Bonuses. For the fiscal years December 1, 2011 to November 30, 2012 and December 1, 2012 to November 30, 2013, the Executive's bonus ("Bonus") shall be (i) one-third of thirty-five percent (35%), or 11.67%, of Base Salary for each of the "Threshold" standards for "Annual Incentives" (defined below); (ii) one-third of sixty-five percent (65%), or 21.67% of Base Salary for each of the "Target" standards for Annual Incentives achieved; and (iii) one-third of one hundred percent (100%), or 33.33%, of Base Salary for eachof the "Stretch" standards for Annual Incentives achieved. "Annual Incentives" means performance based on three equally weighted criteria in each year, as follows:

FYE 11/30/12	Threshold	Target	Stretch
Diluted revenue per share as of 11/30/12	$1.42	$1.54	$1.75
Stock price as of 11/30/12	$2.50	$3.15	$3.75

    For the fiscal year ending November 30, 2012, the third criteria consists of subjective performance, as determined in the sole discretion of the Committee after consultation with the Executive, including, but not limited to, sales force roll out, information technology implementation, quarterly revenue growth and earnings. The Committee, in its sole discretion, may interpolate results that fall between threshold, target and stretch levels of performance.

FYE 11/30/13	Threshold	Target	Stretch
Diluted revenue per share as of 11/30/13	$1.55	$1.75	$2.00
Diluted earnings per share as of 11/30/13	$0.20	$0.25	$0.33
Stock price as of 11/30/13	$4.00	$5.50	$7.50

    The Bonuses described above will be paid no later than two and one-half months after the end of each fiscal year (i.e., since November 30 is the Company's fiscal year end, the Bonus will be paid no later than February 15 of the following year). Annual incentive targets and payouts shall be pro-rated for periods of employment of less than twelve months.

    In addition to the Bonuses described above, the Executive shall also be eligible to participate in any other bonus programs that are available to senior executive officers of the Company.

    Equity Awards.

    (i) In addition to the grant of stock options to acquire 100,000 shares of Company stock that was made to the Executive on August 31, 2011 under the Company's 2006 Stock Plan, the Company agrees to grant to the Executive an additional 200,000 shares of Company stock on December 1, 2011, with a grant price equal to the fair market value of the Company's stock on December 1, 2011, and with vesting as follows:

    66,667 upon the complete execution of this Agreement;

    66,667 on the one year anniversary of the date of execution of this Agreement;
    and

    66,666 on the second anniversary of the date of execution of this Agreement.

    The options shall be issued under the Company's 2012 Stock Plan as non-qualified stock options. All unvested options (including both the original option for 100,000 shares and the additional options for 200,000 shares) shall become fully vested automatically upon death, Disability, Change in Control, involuntary termination of employment without Cause or voluntary resignation for Good Reason. A grant agreement memorializing these terms shall be executed by the parties as soon as practicable after this Agreement is fully executed by the parties.

    (ii) In addition to the grant of stock options described above, if the Executive is employed by the Company on October 31, 2013 , then no later than January 31, 2014, the Company shall grant the Executive stock options under the Company's 2012 Stock Plan to acquire an additional 100,000 shares of Company stock for the achievement of each of the three "Stretch" criteria described above for the fiscal year ending October 31, 2013 (up to 300,000 shares if all three Stretch criteria are achieved) with a grant price equal to the fair market value of a share of Company stock on December 1, 2011, with vesting for each achieved Stretch criteria as follows:

    1/3 shall vest immediately upon grant;

    1/3 shall vest on the one year anniversary of the grant date; and

    1/3 shall vest on the second anniversary of the grant date.

    All unvested options shall become fully vested automatically upon death, Disability, Change in Control, involuntary termination of employment without Cause or voluntary resignation for Good Reason. A grant agreement memorializing these terms shall be executed by the parties as soon as practicable after November 30, 2013, if the terms and conditions described above have been satisfied.

    Benefits. The Executive shall be eligible to participate in all employee benefit plans, arrangements and perquisites provided by the Company to senior executive officers, including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Company.

    Reimbursements. The Company shall pay or reimburse Executive for all reasonable business expenses incurred by Executive in performing his obligations under this Agreement (including, without limitation, for commuting expenses from the Executive's residence in Miami to the Company's offices in Tampa, reasonable lodging expenses while working in the Company's offices in Tampa, reasonable rental car expenses for when the Executive is working in the Company's offices in Tampa, reasonable business travel and reasonable entertainment expenses, and fees for memberships in such clubs and organizations that Executive and the Board mutually agree are necessary and appropriate to further the business of the Company) to the extent such expenses are substantiated and are consistent with the general policies of the Company relating to the reimbursement of expenses of senior executive officers. Any such reimbursements shall be made not later than ninety (90) days after the date on which the Executive incurs the expense. In no event will the amount of expenses so reimbursed by the Company in one year effect the amount of expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

    Certain Fees. The Company shall pay the Executive's reasonable legal and financial consulting fees and costs incurred by the Executive in connection with the negotiation and execution of this Agreement.

    Perquisites. The Company shall provide to the Executive all employee and executive perquisites which other senior executive officers of the Company are generally entitled to receive, in accordance with Company policy set by the Board from time to time including paid time off of no less than four weeks.

  OUTSIDE ACTIVITIES

  Executive may serve as an executive, an employee or a member of the board of directors of business, community and charitable organizations provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement or present any conflict of interest.

  WORKING FACILITIES

  Executive's principal place of employment shall be at the Company's principal executive offices; provided however, that the Executive may elect in his discretion to work from his residence in Miami, Florida. The Company shall provide an executive office to the Executive at the Company's principal executive offices.

  PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

    The provisions of this Section 6 shall apply upon the occurrence of an Event of Termination (as herein defined) during Executive's term of employment under this Agreement. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following:

      the involuntary termination by the Company of Executive's full-time employment hereunder for any reason other than (A) Disability (as defined in Section 7) or Retirement (as defined in Section 7 below), or (B) termination for Cause (as defined in Section 8 below), provided that such termination of employment constitutes a "Separation from Service" as defined in Section 6(e) herein; or

      Executive's resignation from the Company, upon any

        failure to elect or re-elect or to appoint or re-appoint Executive as a senior executive officer of the Company,

        liquidation or dissolution of the Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive, or material breach of this Agreement by the Company.

      Upon the occurrence of any event described in clauses (ii) (A), (B), or (C) , above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon thirty (30) days prior written notice given within a reasonable period of time not to exceed ninety (90) days after the initial event giving rise to said right to elect. The Company shall have thirty (30) days to cure the conditions giving rise to the Event of Termination, provided that the Company may elect to waive such thirty (30) day period. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Company, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Company and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A), (B), or (C) above.

      The termination of Executive's employment by the Company, or the Executive's voluntary resignation from the Company's employ, at any time following a Change in Control during the term of this Agreement. For these purposes, a Change in Control of the Company shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company's outstanding securities, or (b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction in which the Company is not the surviving institution occurs or is implemented; or (d) the Company has received a Nomination Solicitation Notice, as that term is defined in Article II, Section 10 of the Company's Bylaws, which Nomination Solicitation Notice is determined to have been filed in a timely manner and in compliance with the Company's Bylaws..

    Upon the occurrence of an Event of Termination described in Section 6(a)(i) or Section 6(a)(ii), on the Date of Termination, as defined in Section 9(b), the Company shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum amount equal to the greater of (i) one year of Base Salary; or (ii) Base Salary for the remaining term of the Agreement.

    Upon the occurrence of an Event of Termination described in Section 6(a)(iii) (i.e., a termination of employment in connection with a change in control) which occurs on or before December 1, 2012, on the Date of Termination, as defined in Section 9(b), the Company shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum amount equal to two years of Base Salary.

    Upon the occurrence of an Event of Termination, the Company will cause to be continued, at Company's sole expense life and non-taxable medical, dental and disability coverage substantially identical to the coverage maintained by the Company for Executive prior to his termination.  Such coverage or payment shall continue for thirty-six (36) months from the Date of Termination.

  (d) For purposes of this Agreement, a "Separation from Service" shall have occurred if the Company and Executive reasonably anticipate that no further services will be performed by the Executive after the date of the Event of Termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the 12 months immediately preceding the Event of Termination. For all purposes hereunder, the definition of "Separation from Service" shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). If Executive is a Specified Employee, as defined in Code Section 409A and any payment to be made under subparagraph (b) or (d) of this Section 6 shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive's Separation from Service.

  TERMINATION UPON RETIREMENT, DISABILITY OR DEATH

  (a) For purposes of this Agreement, termination by the Company of Executive's employment based on "Retirement" shall mean termination of Executive's employment by the Company upon attainment of age 65, or such later date as determined to by the Board of Directors of the Company. Upon termination of Executive's employment upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Company and other plans to which Executive is a party but shall not be entitled to the termination benefits specified in Section 6(b) through (d) hereof.

  (b) Termination of Executive's employment based on "Disability" shall be construed to comply with Code Section 409A and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) Executive is determined to be totally disabled by the Social Security Administration. In the event of Executive's Disability, the Company may terminate this Agreement, provided that the Company shall continue to be obligated to pay Executive his Base Salary for the remaining term of the Agreement, or one year, whichever is the longer period of time, and provided further that any amounts actually paid to Executive pursuant to any disability insurance or other similar such program which the Company has provided or may provide on behalf of its employees or pursuant to any workman's or social security disability program shall reduce the compensation to be paid to Executive pursuant to this paragraph. Disability payments hereunder shall commence within thirty (30) days of the Disability determination.

  (c) In the event of Executive's death during the term of the Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid twice the Executive's Base Salary as defined in Paragraph 3(a) at the rate in effect at the time Executive's death for a period of one (1) year from the date of Executive's death, and the Company will continue to provide medical and dental coverage for Executive's family for one (1) year after Executive's death.

  TERMINATION FOR CAUSE

  In the event that employment hereunder is terminated by the Company for Cause, the Executive shall not be entitled to receive compensation or other benefits for any period after such termination, except as provided by law. As used herein, "Cause" shall exist when there has been a good faith determination by the Board that there shall have occurred one or more of the following events with respect to the Executive: (i) the conviction of the Executive of a felony or of any lesser criminal offense involving moral turpitude; (ii) the commission by the Executive of a criminal or other act that, in the judgment of the Board will likely cause substantial economic damage to the Company or substantial injury to the business reputation of the Company; (iii) the commission by the Executive of an act of fraud in the performance of his duties on behalf of the Company; or (iv) the continuing failure of the Executive to perform his duties to the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after written notice thereof and a reasonable opportunity to cure such failure are given to the Executive by the Board. Notwithstanding the foregoing, Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose, finding that in the good faith opinion of the Board the Executive committed conduct described above. Upon a finding of Cause, the Board shall deliver to the Executive a Notice of Termination, as more fully described in Section 9 below.

  NOTICE

    Any purported termination by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon.

    "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, except in the case of a termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given). In the event of termination for Cause, termination shall be immediate upon the receipt of a Notice of Termination.

  ADDITIONAL PAYMENTS RELATED TO A CHANGE IN CONTROL

    Upon the occurrence of an Event of Termination, Executive shall be entitled to receive an amount payable by the Company as set forth herein.

    In addition, in each calendar year that Executive is entitled to receive payments or benefits under the provisions of this Agreement and/or a Company sponsored employee benefit plan, the independent accountants of the Company shall determine if an excess parachute payment (as defined in Section 4999 of the Code) exists. Such determination shall be made after taking into account any reductions permitted pursuant to Section 280G of the Code and the regulations thereunder. Any amount determined to be an excess parachute payment after taking into account such reductions shall be hereafter referred to as the "Initial Excess Parachute Payment." As soon as practicable after a Change in Control, the Initial Excess Parachute Payment shall be determined. For purposes of this determination, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income tax (including, but not limited to, the Alternative Minimum Tax under Code Sections 55-59, if applicable) and state and local income tax, if applicable, at the highest marginal rate of taxation in the state and locality of Executive's residence on the date such payment is payable, net of the maximum reduction in the federal income taxes which could be obtained from any available deduction of such state and local taxes. Any determination by the independent accountants shall be binding on the Company and Executive. Such Initial Excess Parachute Payment shall be paid to Executive or on his behalf to the applicable taxing authority, subject to applicable withholding requirements under applicable state or federal law, in an amount equal to:

      twenty percent (20%) of the Initial Excess Parachute Payment (or such other amount equal to the tax imposed under Section 4999 of the Code), and such additional amount (tax allowance) as may be necessary to compensate Executive for the payment by Executive of state and federal income and excise taxes on the payment provided under paragraph (b)(i) above and on any payments under this paragraph (b)(ii). In computing such tax allowance, the payment to be made under paragraph (b)(i) shall be multiplied by the "gross up percentage" ("GUP"). The GUP shall be determined as follows:

    Tax Rate

    GUP = ---------------

    1- Tax Rate

    The Tax Rate for purposes of computing the GUP shall be the highest marginal federal and state income and employment-related tax rate, including any applicable excise tax rate, applicable to Executive in the year in which the payment under paragraph (b)(i) is made.

    (iii) Such Initial Excess Parachute Payment and such tax allowance shall be paid to the applicable taxing authority for the benefit of Executive when due, or if such Initial Excess Parachute Payment and/or tax allowance are paid by Executive, then to the Executive no later than the end of Executive's taxable year next following the Executive's taxable year in which the related taxes are remitted to the required taxing authority.

    Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which Executive is a party that the excess parachute payment as defined in Section 4999 of the Code, reduced as described above, is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the "Determinative Excess Parachute Payment") then the Company's independent accountants shall determine the amount (the "Adjustment Amount") Executive must pay to the Company or the Company must pay to Executive in order to put Executive (or the Company, as the case may be) in the same position as Executive (or the Company, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent accountants shall take into account any and all taxes (including any penalties and interest) paid by or for Executive or refunded to Executive or for Executive's benefit. As soon as practicable after the Adjustment Amount has been so determined, but not later than two and one-half months after the end of the year in which the Adjustment Amount has been so determined, the Company shall pay the Adjustment Amount to Executive or Executive shall repay the Adjustment Amount to the Company, as the case may be. The purpose of this paragraph is to assure that (i) Executive is not reimbursed more for the golden parachute excise tax than is necessary to make him whole, and (ii) if it is subsequently determined that additional golden parachute excise tax is owed by him, additional reimbursement payments will be made to him to make him whole for the additional excise tax.

    In each calendar year that Executive receives payments or benefits under this Agreement and/or a Company sponsored employee benefit plan, Executive shall report on his state and federal income tax returns such information as is consistent with the determination made by the independent accountants of the Company as described above. The Company shall indemnify and hold Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys' fees, interest, fines and penalties) that Executive incurs as a result of so reporting such information. Executive shall promptly notify the Company in writing whenever Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section is being reviewed or is in dispute. The Company shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Agreement). Executive shall cooperate fully with the Company in any such proceeding. Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Company may have in connection therewith without prior consent of the Company.

  NON-COMPETITION; NON-SOLICITATION; NON-DISCLOSURE; POST-TERMINATION COOPERATION

    Upon any termination of Executive's employment hereunder, other than a termination (whether voluntary or involuntary) following a Change in Control), as a result of which the Company is paying Executive benefits under Section 6 of this Agreement, for the period of time specified below following such termination, the Executive shall not, except with the Company's express prior written consent or in the proper course of his employment with the Company, directly or indirectly, in any capacity, for the benefit of any person (including the Executive):

      For a period of one year after the date of termination, become employed by, own, operate, manage, direct, invest in, or otherwise directly or indirectly engage in or be employed by any person which is a Direct Competitor (as defined below) of the Company, its affiliates, or any of its respective businesses, provided the foregoing goes not apply to an affiliate of such Direct Competitor which does not itself compete with the Company and, in connection therewith, the Executive may own equity in such non-competing affiliates. In addition, Executive may own a less than one percent (1%) interest in any competitive company. As used herein, "Direct Competitor" means any person that operates or manages a cord blood preservation and/or storage facility (either existing as of the date of this Agreement or created or launched during the term of this Agreement in the territories in which the Company operated during the term of this Agreement.

      For a period of two years after the date of termination, solicit, service, divert, take away or contact any customer or client of the Company, or any of its affiliates, to provide or promote services then provided by the Company, or any of its affiliates, cord blood preservation and/or storage facility industry.

      For a period of two years after the date of termination, induce or attempt to induce any employee of the Company or its subsidiaries to stop working for the Company, or any of its affiliates, or to work for any competitor of the Company, or any of its affiliates; provided that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which the Executive is not affiliated.

    The parties hereto, recognizing that irreparable injury will result to the Company, its business and property in the event of Executive's breach of this Section agree that in the event of any such breach by Executive, the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employers, employees and all persons acting for or with Executive. Executive represents and admits that Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Company, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

    Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Company. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company, and Executive may disclose any information regarding the Company which is otherwise publicly available. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

    Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

  NO EFFECT EMPLOYEE BENEFITS PLANS OR PROGRAMS

  The termination of Executive's employment during the term of this Agreement or thereafter, whether by the Company or by Executive, shall have no effect on the vested rights of Executive under the Company's qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

  NO ATTACHMENT

    Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

    This Agreement shall be binding upon, and inure to the benefit of, Executive and the Company and their respective successors and assigns.

  ENTIRE AGREEMENT; MODIFICATION AND WAIVER

    This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supercedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

    This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

    No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

  SEVERABILITY

  If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

  HEADINGS FOR REFERENCE ONLY

  The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

  GOVERNING LAW

  This Agreement shall be governed by the laws of the State of Florida but only to the extent not superseded by federal law.

  ARBITRATION

  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, one of whom shall be selected by the Company, one of whom shall be selected by Executive and the third of whom shall be selected by the other two arbitrators. The panel shall sit in a location within fifty (50) miles from the location of the Company, in accordance with the rules of the Judicial Mediation and Arbitration Systems (JAMS) then in effect. Judgment may be entered on the arbitrators award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

  PAYMENT OF LEGAL FEES

  Reasonable legal fees paid or incurred by Executive (not to exceed $75,000 in the aggregate) pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company, provided that the dispute or interpretation has been settled by Executive and the Company or resolved in Executive's favor, provided that such payment or reimbursement is made by the Company not later than ninety (90) days after the date on which such dispute is resolved in Executive's favor.

  INDEMNIFICATION

  During the term of this Agreement, the Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Company). If such action, suit or proceeding is brought against Executive in his capacity as an officer or director of the Company, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.

  SUCCESSOR TO THE COMPANY

The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

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SIGNATURES

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has signed this Agreement, on the day and date first above written.

CRYO-CELL INTERNATIONAL, INC.

12/1/11 By: /s/ George Gaines

Date

EXECUTIVE:

12/1/11 By: /s/ David Portnoy

Date David Portnoy